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                                                                   Exhibit 99.2


FOR IMMEDIATE RELEASE

                                        CONTACT:        Jennifer Blum
                                                        212.381.5705
                                                        jblum@doubleclick.net


          DOUBLECLICK REAFFIRMS SECOND QUARTER AND FULL YEAR GUIDANCE

             -- Narrows Second Quarter Revenues & EPS Estimates --

NEW YORK, NY, June 17, 2003 - DoubleClick Inc. (Nasdaq: DCLK) today announced that it has reaffirmed its guidance for the second quarter ending June 30, 2003 and the full year 2003, as well as tightened EPS estimates for the second quarter.

DoubleClick now expects its second quarter revenues to be between $61 million and $63 million and GAAP earnings to be between $0.00 and $0.02. Previously, the Company guided revenues to be between $60 million and $63 million and GAAP earnings to be between ($0.02) and $0.02 for the second quarter. The Company continues to expect its full year revenues to be between $250 million and $300 million and GAAP earnings to be between $0.03 and $0.12 for the full year 2003.

These estimates take into account some non-operating items, including a gain that will be recognized from the sale of certain of the Company's patents and equity losses in the Company's investment in MaxWorldwide, Inc. In addition, these estimates assume that the Company will retire the entire outstanding principal amount of its 4.75% Convertible Subordinated Notes due 2006 at a premium. In total these non-operating items are expected to reduce GAAP EPS by approximately $0.03, the impact of which is accounted for in the guidance above.

The Company is currently negotiating a lease buy-out with the landlord of its New York City headquarters. The Company cannot anticipate whether this transaction will occur. Accordingly, if this transaction does occur, the Company would make a cash payment of approximately $40 million. The Company would not expect EPS guidance for the second quarter or the full year to be negatively impacted if the lease termination were completed.

DoubleClick's second quarter financial results are expected to be reported on July 22, 2003 after the close of the market.

Note: This press release includes forward-looking statements and the results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, intense competition in our industry, failure to manage the integration of acquired companies, changes in government regulation, failure to successfully manage our international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we may choose not to do so, even if our estimates change.

About DoubleClick Inc.
DoubleClick is the leading provider of tools for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world.



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